UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 29, 2015

Inotek Pharmaceuticals Corporation

(Exact name of registrant as specified in its charter)

DELAWARE	001-36829	04-3475813
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

131 Hartwell Avenue, Suite 105 Lexington, MA	02421
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (781) 676-2100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 29, 2015, Inotek Pharmaceuticals Corporation (the “Company”) entered into a lease agreement (the “Lease”) by and between the Company and 91 Hartwell Avenue Trust (the “Landlord”) with respect to office facilities within the building that is located at 91 Hartwell Avenue, Lexington, Massachusetts (the “Premises”). The term of the Lease commences on the earlier of (a) that date on which the Premises are ready for occupancy (as defined in the Lease) or (b) that date on which the Company commences occupancy of any portion of the Premises for the Permitted Uses (as defined in the Lease), and continuing for ninety (90) calendar months (plus the partial month, if any, immediately following the Commencement Date (as defined in the Lease)) (the “Term”), unless extended or sooner terminated as provided in the Lease. The Company shall have the right to extend the Term for one (1) period of five (5) years as provided in and on the terms set forth in the Lease. The Company intends to relocate its headquarters to the Premises.

Under the Lease, the Company will obtain the right to occupy 11,125 square feet of office space on the Commencement Date of the Lease. The Company will pay on a monthly basis a sum equal to one twelfth (1/12th) of the Annual Fixed Rent (as defined in the Lease) and an amount estimated by Landlord from time to time to cover the Company’s monthly payments for electricity. The Lease also provides that the Company will be responsible for the operating expenses and real estate taxes attributable to the Premises, to the extent in excess of base-year amounts.

The foregoing summary of the Lease does not purport to be complete and is qualified in its entirety by reference to the full text of the Lease, a copy of which is attached hereto as Exhibit No. 10.1.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Lease by and between Inotek Pharmaceuticals Corporation and 91 Hartwell Avenue Trust, dated as of May 29, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 1, 2015	INOTEK PHARMACEUTICALS CORPORATION

By:	/s/ Dale Ritter
Dale Ritter
Vice President — Finance

EXHIBIT INDEX

Exhibit No.	Description

10.1	Lease by and between Inotek Pharmaceuticals Corporation and 91 Hartwell Avenue Trust, dated as of May 29, 2015